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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ACHIEVES MILESTONE FOR INITIATION OF
PHASE I CLINICAL TRIAL FOR ANTICANCER COMPOUND ARRY-142886

—Array to Receive $4 Million Milestone Payment from AstraZeneca—

        Boulder, Colo., (June 14, 2004)—Array BioPharma Inc. (NASDAQ: ARRY) has initiated a Phase I clinical trial for its small molecule anticancer compound, ARRY-142886 (AZD6244). Array partnered co-development and commercialization of this compound with AstraZeneca PLC in December 2003 and is entitled to a $4 million milestone payment for initiating the trial. Array may receive additional development and commercialization milestones of over $81 million (dependent upon the number of successfully commercialized products) and royalties on product sales.

        The Phase I trial is designed to evaluate tolerability and pharmacokinetics of ARRY-142886 (AZD6244) following oral administration to patients with advanced cancer. In addition, the trial is designed to examine patients for indications of biological activity utilizing tumor biomarkers and pharmacodynamic measurements. The trial is currently being conducted at a single center and may subsequently be expanded to additional sites.

        "We believe that ARRY-142886 (AZD6244) holds great promise for cancer patients, and we look forward to further clinical progress," said Kevin Koch, Ph.D., President and Chief Scientific Officer, Array BioPharma. "As our first proprietary compound begins human clinical testing, we continue to build a strong pipeline of orally active drug candidates focused on cancer and inflammatory disease."

        ARRY-142886 (AZD6244) is a novel, selective, ATP non-competitive inhibitor of MEK 1/2 that has demonstrated nanomolar activity against isolated MEK enzyme and numerous cancer cell lines. MEK is a critical enzyme at the intersection of several biological pathways, which regulates cell proliferation, survival, migration and differentiation as part of the ras/raf/MEK/erk pathway. Oral administration of ARRY-142886 (AZD6244) has demonstrated tumor suppressive or regressive activity in multiple preclinical models of human cancer, including melanoma, pancreatic, colon, lung and breast cancers.

        In December 2003, AstraZeneca PLC acquired exclusive, worldwide rights to ARRY-142886 (AZD6244) and related intellectual property for oncology indications. Array filed an IND in January 2004 and is responsible for cGMP manufacturing of Phase I clinical supplies and performing a Phase I clinical trial. AstraZeneca is responsible for all other aspects of clinical development and commercialization.

About Array BioPharma:

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes several promising small molecule drugs that regulate targets in therapeutically important disease pathways. In addition, Array collaborates with leading pharmaceutical and biotechnology companies to design, create and optimize drug candidates across a broad range of therapeutic areas. Our mission is to be the most efficient inventor of high quality drug candidates in the pharmaceutical industry.

        Founded in 1998, Array BioPharma is headquartered in Boulder, Colorado and employs over 250, including 200 scientists. Array has out-licensed three proprietary research programs for co-development with AstraZeneca PLC and Genentech, Inc., and has research collaborations with leading pharmaceutical and biotechnology companies including AstraZeneca, Eli Lilly, GenPath, InterMune, Roche and Takeda. For more information on Array, please go to www.arraybiopharma.com.

About AstraZeneca PLC:

        AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the top five pharmaceutical companies in the world with healthcare sales of over $18.8 billion and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global and European) as well as the FTSE4Good Index. For more information, please visit www.astrazenecapressoffice.com

Array BioPharma Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our quarterly report filed on form 10-Q for the quarter ended March 31, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties to in-license drug candidates for their product pipelines and on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of June 14, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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ARRAY BIOPHARMA ACHIEVES MILESTONE FOR INITIATION OF PHASE I CLINICAL TRIAL FOR ANTICANCER COMPOUND ARRY-142886